Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO Realty Growth Reports Third Quarter 2022 Operating Results

WINTER PARK, FL – October 27, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter ended September 30, 2022.

Select Highlights

◾Reported Net Income per diluted share attributable to common stockholders of $0.19 for the quarter ended September 30, 2022.
◾Reported Core FFO per diluted share attributable to common stockholders of $0.47 for the quarter ended September 30, 2022, an increase of 38.2% from the comparable prior year period.
◾Reported AFFO per diluted share attributable to common stockholders of $0.49 for the quarter ended September 30, 2022, an increase of 36.1% from the comparable prior year period.
◾Acquired Madison Yards, a newly built, grocery-anchored retail property located in Atlanta, Georgia for a purchase price of $80.2 million. The purchase price represents a going-in cap rate below the range of the Company’s prior guidance for initial cash yields.
◾Sold two single tenant retail properties, the Company’s sole remaining multi-tenant office property and one multi-tenant retail property for total disposition volume of $57.0 million at a weighted average exit cap rate of 6.3%, generating total gains of $5.0 million.
◾Reported a 12.0% increase in Same-Property NOI during the quarter ended September 30, 2022, as compared to the comparable prior year period.
◾Expanded revolving credit facility from $210 million to $300 million, extended the revolving credit facility’s maturity date to January 2027, and entered into a new fixed-rate $100 million unsecured term loan with a maturity date of January 2028.
◾Paid a $0.38 per share common stock cash dividend for the third quarter of 2022, which represented a 14.0% increase from the comparable prior year period quarterly common stock cash dividend and an annualized yield of 7.6% based on the closing price of the Company’s common stock on October 26, 2022.
◾On October 14, 2022, the Company acquired West Broad Village, a mixed-use, grocery-anchored lifestyle property in Richmond, Virginia for a purchase price of $93.9 million. The purchase price represents a going-in cap rate above the range of the Company’s prior guidance for initial cash yields.

CEO Comments

“We’ve had a very strong few months of asset recycling as we continue to make good progress refining our high-quality, retail-focused portfolio. Our newly built grocery-anchored Madison Yards (Publix) asset in Atlanta, Georgia, and our grocery-anchored West Broad Village (Whole Foods) property in Richmond, Virginia are excellent additions as we continue to add exposure to well-performing markets and attractive demographics,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “These new grocery-anchored acquisitions, combined with our 7.6% current dividend yield, accretive dispositions, 21.5% year-to-date same-store NOI growth, strong leasing activity, newly expanded credit facility and fixed-rate term loan have us well-positioned to drive attractive risk-adjusted cash flows for our shareholders. As we look forward into 2023, we’re confident our shadow disposition pipeline of single tenant office properties and more than $200 million of available liquidity gives us ample capacity to be opportunistic in the quickly evolving transaction market.”

Quarterly Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the three months ended September 30, 2022:

(in thousands, except per share data)	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$4,817	$23,947	$(19,130)	(79.9%)
Net Income Attributable to Common Stockholders	$3,622	$22,818	$(19,196)	(84.1%)
Net Income per Diluted Share Attributable to Common Stockholders (1)	$0.19	$1.29	$(1.10)	(85.3%)

Core FFO Attributable to Common Stockholders (2)	$8,684	$5,985	$2,699	45.1%
Core FFO per Common Share – Diluted (2)	$0.47	$0.34	$0.13	38.2%

AFFO Attributable to Common Stockholders (2)	$8,957	$6,422	$2,535	39.5%
AFFO per Common Share – Diluted (2)	$0.49	$0.36	$0.13	36.1%

Dividends Declared and Paid, per Preferred Share	$0.40	$0.38	$0.02	5.9%
Dividends Declared and Paid, per Common Share	$0.38	$0.33	$0.05	14.0%
(1)

The denominator for this measure in 2022 includes the impact of 3.1 million shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact for the quarter ended September 30, 2022 was dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income (Loss) Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Year-to-Date Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the nine months ended September 30, 2022:

(in thousands, except per share data)	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$6,237	$28,008	$(21,771)	(77.7%)
Net Income Attributable to Common Stockholders	$2,651	$26,879	$(24,228)	(90.1%)

Net Income per Diluted Share Attributable to Common Stockholders (1)	$0.15	$1.52	$(1.37)	(90.1%)

Core FFO Attributable to Common Stockholders (2)	$25,396	$16,053	$9,343	58.2%
Core FFO per Common Share – Diluted (2)	$1.41	$0.91	$0.50	54.9%

AFFO Attributable to Common Stockholders (2)	$26,564	$18,403	$8,161	44.3%
AFFO per Common Share – Diluted (2)	$1.47	$1.04	$0.43	41.3%

Dividends Declared and Paid, per Preferred Share	$1.20	$0.38	$0.82	217.7%
Dividends Declared and Paid, per Common Share	$1.11	$1.00	$0.11	11.3%
(1)

The denominator for this measure in 2022 excludes the impact of 3.1 million shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact would be anti-dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Investments

During the three months ended September 30, 2022, the Company acquired Madison Yards, a 162,500 square foot grocery-anchored property located in the Inman Park/Reynoldstown submarket along the Memorial Drive corridor of Atlanta, Georgia for a purchase price of $80.2 million. The property is 99% occupied, anchored by Publix and AMC Theatres, includes a well-crafted mix of retailers and restaurants, including AT&T, First Watch, and Orangetheory Fitness. The purchase price represents a going-in cap rate below the range of the Company’s prior guidance for initial cash yields.

During the nine months ended September 30, 2022, the Company acquired two multi-tenant retail properties for total income property acquisition volume of $119.3 million and originated three structured investments to provide $57.7 million of funding towards three retail and mixed-use properties.  These acquisitions and structured investments represent a blended weighted average going-in yield of 7.2%.

Subsequent to quarter-end, the Company acquired West Broad Village, a 392,000 square foot grocery-anchored lifestyle property located in the Short Pump submarket of Richmond, Virginia for a purchase price of $93.9 million. The property, anchored by Whole Foods and REI, is 83% occupied and comprised of approximately 315,600 square feet of retail and 76,400 square feet of complementary office and includes an attractive combination of national and local tenants spanning the grocery, food & beverage, entertainment, education, home décor, childcare and medical sectors.  The purchase price represents a going-in cap rate above the range of the Company’s prior guidance for initial cash yields.

Dispositions

During the three months ended September 30, 2022, the Company sold two single tenant retail properties, its sole remaining multi-tenant office property, and one multi-tenant retail property in Hialeah, Florida that was classified as a commercial loan investment due to the tenant’s repurchase option. Total disposition volume was $57.0 million at a weighted average exit cap rate of 6.3%, generating total gains of $5.0 million.

During the nine months ended September 30, 2022, the Company sold six properties, two of which were classified as a commercial loan investment due to the respective tenants’ repurchase options, for $81.1 million at a weighted average exit cap rate of 6.2%.

Income Property Portfolio

The Company’s income property portfolio consisted of the following as of September 30, 2022:

Asset Type	# of Properties	Square Feet	Weighted Average Remaining Lease Term
Single Tenant	5	407	5.9 years
Multi-Tenant	13	2,337	6.6 years
Total / Weighted Average Lease Term	18	2,744	6.5 years

Property Type	# of Properties	Square Feet	% of Cash Base Rent
Retail	12	1,944	67.3%
Office	3	395	13.8%
Mixed-Use	3	405	18.9%
Total / Weighted Average Lease Term	18	2,744	100.0%

Leased Occupancy	94.4%
Economic Occupancy	91.8%
Physical Occupancy	90.4%

Square feet in thousands.

Operational Highlights

The Company’s Same-Property NOI totaled $8.5 million during the third quarter of 2022, an increase of 12.0% over the comparable prior year period, as presented in the following table.

(in thousands)	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	Variance to Comparable Period in the Prior Year
Single Tenant	$1,920	$1,746	$174	10.0%
Multi-Tenant	6,545	5,815	730	12.6%
Total	$8,465	$7,561	$904	12.0%

During the third quarter of 2022, the Company signed leases totaling 75,231 square feet.  A summary of the Company’s leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	43.4	8.7 years	$36.14	$3,025	$1,033
Renewals & Extensions	31.8	5.8 years	$29.62	$—	$77
Total / Weighted Average	75.2	7.6 years	$33.39	$3,025	$1,110

In thousands except for per square foot and lease term data.

Subsurface Interests and Mitigation Credits

During the three months ended September 30, 2022, the Company sold approximately 1,500 acres of subsurface oil, gas, and mineral rights for $0.7 million, resulting in aggregate gains of $0.7 million.

During the nine months ended September 30, 2022, the Company sold approximately 14,582 acres of subsurface oil, gas and mineral rights for $1.6 million, resulting in a gain on the sale of $1.5 million. As of September 30, 2022, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 355,000 “surface” acres of land owned by others in 19 counties in Florida.

During the three months ended September 30, 2022, the Company sold approximately 24.7 state mitigation credits for $2.3 million, resulting in aggregate gains of $0.7 million.

During the nine months ended September 30, 2022, the Company sold approximately 26.6 state mitigation credits for $2.6 million, resulting in a gain on the sale of $0.8 million.

Capital Markets and Balance Sheet

During the quarter ended September 30, 2022, the Company completed the following notable capital markets activity:

◾	On September 20, 2022, the Company amended its senior unsecured Credit Facility. The Credit Facility was increased to $565 million and is comprised of a $300 million unsecured revolving credit facility, a new $100 million unsecured 2028 term loan, and the Company’s existing $165 million of unsecured term loans (altogether, the “Credit Facility”). The Credit Facility includes structural changes to certain financial covenants, a sustainability-linked pricing component that reduces the applicable interest rate margin if the Company meets certain sustainability performance targets, and an accordion option that allows the Company to request additional commitments up to a total of $750 million.
◾	Issued 565,687 common shares under its ATM offering program at a weighted average gross price of $22.02 per share, for total net proceeds of $12.3 million.
◾	Repurchased 85,694 shares for approximately $1.6 million at a weighted average gross price of $19.17 per share.
◾	Completed a three-for-one stock split and began trading at the post-split price on July 1, 2022. The stock split was effected in the form of a stock dividend of two additional shares of common stock for each outstanding share of common stock held as of the record date for the stock dividend.

The following table provides a summary of the Company’s long-term debt, at face value, as of September 30, 2022:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility	$38.5 million	SOFR + 10 bps + [1.25% – 2.20%]	January 2027
2025 Convertible Senior Notes	$51.0 million	3.875%	April 2025
2026 Term Loan (1)	$65.0 million	SOFR + 10 bps + [1.25% – 2.20%]	March 2026
2027 Term Loan (2)	$100.0 million	SOFR + 10 bps + [1.25% – 2.20%]	January 2027
2028 Term Loan (3)	$100.0 million	SOFR + 10 bps + [1.20% – 2.15%]	January 2028
Mortgage Note (4)	$17.8 million	4.06%	August 2026
Total Debt / Weighted Average Interest Rate	$372.3 million	3.44%
(1)

The Company utilized interest rate swaps on the $65.0 million 2026 Term Loan balance to fix SOFR and achieve a weighted average fixed swap rate of 0.26% plus the 10 bps SOFR adjustment plus the applicable spread.

(2)	The Company utilized interest rate swaps on the $100.0 million 2027 Term Loan balance to fix SOFR and achieve a fixed swap rate of 0.64% plus the 10 bps SOFR adjustment plus the applicable spread.

(3)

The Company entered into interest rate swaps on the $100.0 million 2028 Term Loan balance to fix SOFR and achieve a weighted average fixed swap rate of 3.78% plus the 10 bps SOFR adjustment plus the applicable spread.

(4)	Mortgage note assumed in connection with the acquisition of Price Plaza Shopping Center located in Katy, Texas.

As of September 30, 2022, the Company’s net debt to Pro Forma EBITDA was 6.4 times, and as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 3.4 times. As of September 30, 2022, the Company’s net debt to total enterprise value was 43.2%. The Company calculates total enterprise value as the sum of net debt, par value of its 6.375% Series A preferred equity, and the market value of the Company's outstanding common shares.

Dividends

On August 22, 2022, the Company announced a cash dividend on its common stock and Series A Preferred stock for the third quarter of 2022 of $0.38 per share and $0.40 per share, respectively, payable on September 30, 2022 to stockholders of record as of the close of business on September 12, 2022. The third quarter 2022 common stock cash dividend represents a 14.0% increase over the comparable prior year period quarterly dividend and a payout ratio of 80.9% and 77.6% of the Company’s third quarter 2022 Core FFO per diluted share and AFFO per diluted share, respectively.

2022 Outlook

The Company has increased its outlook for 2022 to take into account the Company’s year-to-date performance and revised expectations regarding the Company’s investment activities, forecasted capital markets transactions, leasing activity, and other significant assumptions.

The Company’s increased outlook for 2022 is as follows:

	2022 Revised Outlook Range			Change from Prior Outlook
	Low		High	Low		High
Acquisition of Income Producing Assets	$271 million	to	$271 million	$21 million	to	($4) million
Target Investment Initial Cash Yield	7.25%	to	7.25%	20 bps	to	0 bps
Disposition of Assets	$81 million	to	$83 million	$31 million	to	$3 million
Target Disposition Cash Yield	6.15%	to	6.25%	(10) bps	to	(50) bps

Core FFO Per Diluted Share	$1.71	to	$1.74	$0.13	to	$0.10
AFFO Per Diluted Share	$1.79	to	$1.82	$0.09	to	$0.06

Weighted Average Diluted Shares Outstanding	18.2 million	to	18.2 million	(0.1) million	to	(0.3) million

3rd Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended September 30, 2022 on Friday, October 28, 2022, at 9:00 AM ET.

A live webcast of the call will be available on the Investor Relations page of the Company’s website at www.ctoreit.com or at the link provided in the event details below. To access the call by phone, please go to the link provided in the event details below and you will be provided with dial-in details.

Webcast: https://edge.media-server.com/mmc/p/haf26ajs

Dial-In:   https://register.vevent.com/register/BI7d526face25a498fb3ea12784d73ae34

We encourage participants to dial into the conference call at least fifteen minutes ahead of the scheduled start time. A replay of the earnings call will be archived and available online through the Investor Relations section of the Company’s website at www.ctoreit.com.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also disclose Funds From Operations (“FFO”), Core Funds From Operations (“Core FFO”),

Adjusted Funds From Operations (“AFFO”), Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma EBITDA”), and Same-Property Net Operating Income (“Same-Property NOI”), each of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and land sales, in addition to the mark-to-market of the Company’s investment securities and interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. To derive Core FFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to gains and losses recognized on the extinguishment of debt, amortization of above- and below-market lease related intangibles, and other unforecastable market- or transaction-driven non-cash items. To derive AFFO, we further modify the NAREIT computation of FFO and Core FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, non-cash compensation, and other non-cash amortization, as well as adding back the interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

To derive Pro Forma EBITDA, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, above- and below-market lease related intangibles, non-cash compensation, and other non-cash income or expense. Cash interest expense is also excluded from Pro Forma EBITDA, and GAAP net income or loss is adjusted for the annualized impact of acquisitions, dispositions and other similar activities.

To derive Same-Property NOI, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), gain or loss on disposition of assets, gain or loss on extinguishment of debt, impairment charges, and depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, if any, non-cash revenues and expenses such as above- and below-market lease related intangibles, straight-line rental revenue, and other non-cash income or expense. Interest expense, general and administrative expenses, investment and other income or loss, income tax benefit or expense, real estate operations revenues and direct cost of revenues, management fee income, and interest income from commercial loans and investments are also excluded from Same-Property NOI. GAAP net income or loss is further adjusted to remove the impact of properties that were not owned for the full current and prior year reporting periods presented. Cash rental income received under the leases pertaining to the Company’s assets that are presented as commercial loans and investments in accordance with GAAP is also used in lieu of the interest income equivalent.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains or losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that Core FFO and AFFO are additional useful supplemental measures for investors to consider because they will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. We also believe that Pro Forma EBITDA is an additional useful supplemental measure for investors to consider as it allows for a better assessment of our operating performance without the distortions created by other non-cash revenues, expenses or certain effects of the Company’s capital structure on our operating performance. We use Same-Property NOI to compare the operating performance of our assets between periods. It is an accepted and important measurement used by management, investors and analysts because it includes all property-level revenues from the Company’s properties, less operating and maintenance expenses, real estate taxes and other property-specific expenses (“Net Operating Income” or “NOI”) of properties that have been owned and stabilized for the entire current and prior year reporting periods. Same-Property NOI attempts to eliminate differences due to the acquisition or disposition of properties during the particular period presented, and therefore provides a more comparable and consistent performance measure for the comparison of the Company's properties. FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	(Unaudited) September 30, 2022	December 31, 2021
ASSETS
Real Estate:
Land, at Cost	$209,298	$189,589
Building and Improvements, at Cost	377,758	325,418
Other Furnishings and Equipment, at Cost	746	707
Construction in Process, at Cost	10,717	3,150
Total Real Estate, at Cost	598,519	518,864
Less, Accumulated Depreciation	(31,278)	(24,169)
Real Estate—Net	567,241	494,695
Land and Development Costs	685	692
Intangible Lease Assets—Net	87,671	79,492
Assets Held for Sale	—	6,720
Investment in Alpine Income Property Trust, Inc.	35,260	41,037
Mitigation Credits	2,846	3,702
Mitigation Credit Rights	19,999	21,018
Commercial Loans and Investments	46,201	39,095
Cash and Cash Equivalents	9,532	8,615
Restricted Cash	37,292	22,734
Refundable Income Taxes	448	442
Deferred Income Taxes—Net	61	—
Other Assets	38,536	14,897
Total Assets	$845,772	$733,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,136	$676
Accrued and Other Liabilities	18,149	13,121
Deferred Revenue	5,840	4,505
Intangible Lease Liabilities—Net	5,995	5,601
Deferred Income Taxes—Net	—	483
Long-Term Debt	370,248	278,273
Total Liabilities	401,368	302,659
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, 6.375% Series A Cumulative Redeemable Preferred Stock, $25.00 Per Share Liquidation Preference, 3,000,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	30	30
Common Stock – 500,000,000 shares authorized; $0.01 par value, 18,796,612 shares issued and outstanding at September 30, 2022; and 17,748,678 shares issued and outstanding at December 31, 2021	188	60
Additional Paid-In Capital	97,419	85,414
Retained Earnings	329,317	343,459
Accumulated Other Comprehensive Income	17,450	1,517
Total Stockholders’ Equity	444,404	430,480
Total Liabilities and Stockholders’ Equity	$845,772	$733,139

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share, per share and dividend data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Revenues
Income Properties	$17,694	$13,734	$49,229	$36,757
Management Fee Income	951	940	2,835	2,361
Interest Income From Commercial Loans and Investments	1,323	726	3,331	2,136
Real Estate Operations	3,149	1,177	4,395	4,318
Total Revenues	23,117	16,577	59,790	45,572
Direct Cost of Revenues
Income Properties	(5,115)	(3,984)	(13,943)	(9,688)
Real Estate Operations	(1,661)	(252)	(1,940)	(867)
Total Direct Cost of Revenues	(6,776)	(4,236)	(15,883)	(10,555)
General and Administrative Expenses	(3,253)	(2,680)	(8,972)	(8,477)
Impairment Charges	—	—	—	(16,527)
Depreciation and Amortization	(7,305)	(5,567)	(20,401)	(15,428)
Total Operating Expenses	(17,334)	(12,483)	(45,256)	(50,987)
Gain on Disposition of Assets	4,973	22,666	4,728	28,106
Loss on Extinguishment of Debt	—	—	—	(641)
Other Gains and Income	4,973	22,666	4,728	27,465
Total Operating Income	10,756	26,760	19,262	22,050
Investment and Other Income (Loss)	(3,065)	(797)	(6,270)	8,438
Interest Expense	(3,037)	(1,986)	(7,216)	(6,851)
Income Before Income Tax Benefit (Expense)	4,654	23,977	5,776	23,637
Income Tax Benefit (Expense)	163	(30)	461	4,371
Net Income Attributable to the Company	4,817	23,947	6,237	28,008
Distributions to Preferred Stockholders	(1,195)	(1,129)	(3,586)	(1,129)
Net Income Attributable to Common Stockholders	$3,622	$22,818	$2,651	$26,879

Per Share Attributable to Common Stockholders:
Basic Net Income per Share	$0.20	$1.29	$0.15	$1.52
Diluted Net Income per Share	$0.19	$1.29	$0.15	$1.52

Weighted Average Number of Common Shares
Basic	18,386,435	17,703,284	18,044,299	17,678,701
Diluted	21,505,460	17,703,284	18,044,299	17,678,701

Dividends Declared and Paid – Preferred Stock	$0.40	$0.38	$1.20	$0.38
Dividends Declared and Paid – Common Stock	$0.38	$0.33	$1.11	$1.00

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Same-Property NOI Reconciliation

(Unaudited)

(In thousands)

	Three Months Ended
	September 30, 2022	September 30, 2021
Net Income Attributable to the Company	$4,817	$23,947
Gain on Disposition of Assets	(4,973)	(22,666)
Depreciation and Amortization per Income Statement	7,305	5,567
Amortization of Intangibles to Lease Income	(507)	86
Straight-Line Rent Adjustment	600	669
COVID-19 Rent Deferrals	(26)	(84)
Accretion of Tenant Contribution	38	38
Interest Expense	3,037	1,986
General and Administrative Expenses	3,253	2,680
Investment and Other Loss (Income)	3,065	797
Income Tax Benefit (Expense)	(163)	30
Real Estate Operations Revenues	(3,149)	(1,177)
Real Estate Operations Direct Cost of Revenues	1,661	252
Management Fee Income	(951)	(940)
Interest Income from Commercial Loans and Investments	(1,323)	(726)
Less: Impact of Properties Not Owned for the Full Reporting Period	(4,219)	(2,898)
Same-Property NOI	$8,465	$7,561

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Income Attributable to the Company	$4,817	$23,947	$6,237	$28,008
Add Back: Effect of Dilutive Interest Related to 2025 Notes (1)	539	—	—	—
Net Income Attributable to the Company, If-Converted	$5,356	$23,947	6,237	28,008
Depreciation and Amortization of Real Estate	7,283	5,567	20,359	15,428
Gains on Disposition of Assets	(4,973)	(22,666)	(4,728)	(28,106)
Gains on Disposition of Other Assets	(1,509)	(974)	(2,473)	(3,549)
Impairment Charges, Net	—	—	—	12,474
Unrealized Loss (Gain) on Investment Securities	3,754	1,326	8,102	(6,894)
Funds from Operations	$9,911	$7,200	$27,497	$17,361
Distributions to Preferred Stockholders	(1,195)	(1,129)	(3,586)	(1,129)
Funds From Operations Attributable to Common Stockholders	$8,716	$6,071	$23,911	$16,232
Loss on Extinguishment of Debt	—	—	—	641
Amortization of Intangibles to Lease Income	507	(86)	1,485	(820)
Less: Effect of Dilutive Interest Related to 2025 Notes (1)	(539)	—	—	—
Core Funds From Operations Attributable to Common Stockholders	$8,684	$5,985	$25,396	$16,053
Adjustments:
Straight-Line Rent Adjustment	(600)	(669)	(1,645)	(1,844)
COVID-19 Rent Repayments	26	84	79	738
Other Depreciation and Amortization	(29)	(154)	(199)	(528)
Amortization of Loan Costs, Discount on Convertible Debt, and Capitalized Interest	64	442	510	1,395
Non-Cash Compensation	812	734	2,423	2,434
Non-Recurring G&A	—	—	—	155
Adjusted Funds From Operations Attributable to Common Stockholders	$8,957	$6,422	$26,564	$18,403

FFO Attributable to Common Stockholders per Common Share – Diluted	$0.41	$0.34	$1.33	$0.92
Core FFO Attributable to Common Stockholders per Common Share – Diluted	$0.47	$0.34	$1.41	$0.91
AFFO Attributable to Common Stockholders per Common Share – Diluted	$0.49	$0.36	$1.47	$1.04

(1)

A total of 3.1 million shares representing the dilutive impact of the 2025 Notes, upon adoption of ASU 2020-06 effective January 1, 2022, were included in the computation of diluted net income per share attributable to common stockholders for the three months ended September 30, 2022.

A total of 3.1 million shares representing the dilutive impact of the 2025 Notes, were not included in the computation of diluted net income per share attributable to common stockholders for the nine months ended September 30, 2022 because they were antidilutive to the net income of under $2.6 million.

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Reconciliation of Net Debt to Pro Forma EBITDA

(Unaudited)

(In thousands)

Three Months Ended September 30, 2022
Net Income Attributable to the Company	$4,817
Depreciation and Amortization of Real Estate	7,283
Gain on Disposition of Assets	(4,973)
Gain on Disposition of Other Assets	(1,509)
Unrealized Loss on Investment Securities	3,754
Distributions to Preferred Stockholders	(1,195)
Straight-Line Rent Adjustment	(600)
Amortization of Intangibles to Lease Income	507
Other Non-Cash Amortization	(29)
Amortization of Loan Costs and Discount on Convertible Debt	64
Non-Cash Compensation	812
Interest Expense, Net of Amortization of Loan Costs and Discount on Convertible Debt	2,819
EBITDA	$11,750

Annualized EBITDA	$47,000
Pro Forma Annualized Impact of Current Quarter Acquisitions and Dispositions, Net (1)	3,834
Pro Forma EBITDA	$50,834

Total Long-Term Debt	370,248
Financing Costs, Net of Accumulated Amortization	1,682
Unamortized Convertible Debt Discount	404
Cash & Cash Equivalents	(9,532)
Restricted Cash	(37,292)
Net Debt	$325,510

Net Debt to Pro Forma EBITDA	6.4x

(1)	Reflects the pro forma annualized impact on Annualized EBITDA of the Company’s acquisition and disposition activity during the three months ended September 30, 2022.